[Letterhead of Simpson Thacher & Bartlett LLP]
                                         June 12, 2007
Chart Industries, Inc.
One Infinity Corporate Centre Drive
Suite 300
Garfield Heights, Ohio 44125-5370
Ladies and Gentlemen:
     We have acted as counsel to Chart Industries, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (A) the sale by FR X Chart Holdings LLC and certain members of management of the Company (the “Selling Stockholders”) of an aggregate of 12,612,513 shares (the “Selling Stockholders Shares”) of Common Stock, par value $0.01 per share, of the Company and (B) the issuance by the Company of an aggregate of 1,891,876 shares (the “Over-Allotment Shares”) of Common Stock, par value $0.01 per share, to be issued to cover over-allotments (the Selling Stockholders Shares and the Over-Allotment Shares, together with any additional shares of such stock that may be issued or sold pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).
     We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. The Selling Stockholders Shares are validly issued, fully paid and nonassessable.
     2. Upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company, the Over-Allotment Shares will be validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of the Shares” in the Prospectus included in the Registration Statement.
Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP